Exhibit 5.1

Brera Holdings PLC

C/o Philip Lee LLP

Connaught House

One Burlington Road

Dublin 4

D04 C5Y6

5 February 2024

Our Ref: AMC/MF/BRE011/0001

RE:	Brera Holdings PLC (the “Company”)

We have acted as legal counsel in Ireland to the Company in connection with a registration statement on Form F-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the shelf registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of (i) Class B Ordinary Shares, US$0.005 nominal value per share (“Class B Ordinary Shares”, which term includes any ordinary shares to be issued pursuant to the conversion, exchange or exercise of any other Securities), (ii) preferred shares, US$0.005 nominal value per share (“Preferred Shares”), (iii) debt securities of the Company, in one or more series (“Debt Securities”), (iv) warrants of the Company to purchase the Class B Ordinary Shares, Preferred Shares, and/or Debt Securities in one or more series (“Warrants”), (v) rights to purchase Class B Ordinary Shares, Preferred Shares, Debt Securities or other securities of the Company (“Rights”) and (vi) units comprised of one or more of the Class B Ordinary Shares, Preferred Shares, Debt Securities, Warrants, Rights, or any combination thereof (“Units”, together with the Debt Securities, Warrants and Rights but excluding any Class B Ordinary Shares or Preferred Shares forming part of a Unit (the “Non-Equity Securities”), and collectively with the Class B Ordinary Shares and Preferred Shares, (the “Securities”)) described in the Registration Statement in any combination.

1.	DOCUMENTS REVIEWED

1.1	For the purposes of giving this opinion, we have examined a copy of the following document:

1.1.1	the Registration Statement.

1.2	We have also reviewed copies of:

1.2.1	the constitution of the Company certified by the Secretary of the Company on 2 February 2024;

1.2.2	resolutions in writing signed by all the directors of the Company and dated 2 February 2024 (the “Resolutions”); and

1.2.3	a company printout downloaded from the Irish Companies Registration Office (the “Company Report”) dated 2 February 2024 (the “Certificate Date”).

2.	ASSUMPTIONS

2.1	We have assumed:

2.1.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.1.2	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.1.3	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.1.4	that the Resolutions were passed by unanimous written consent of all the Company’s directors and remain in full force and effect and have not been rescinded or amended;

2.1.5	that there is no provision of the law of any jurisdiction, other than Ireland, which would have any implication in relation to the opinions expressed herein;

2.1.6	that on the date of allotment (where applicable) and issuance of any Non-Equity Securities the Company is, and after any such allotment and issuance the Company is and will be able to, pay its liabilities as they become due;

2.1.7	that the applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to any Securities to be offered and sold will be valid and binding in accordance with its terms pursuant to its governing law;

2.1.8	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary direct or indirect of any sovereign entity or state;

2.1.9	that the Company will issue the Securities in furtherance of its objects as set out in its constitution;

2.1.10	that the constitution of the Company will not be amended in any manner that would affect the opinions expressed herein;

2.1.11	that the Company will have sufficient authorised shares available to issue under its constitution to effect the issue of any Class B Ordinary Shares or Preferred Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Non-Equity Securities;

2.1.12	that the form and terms of any and all Non-Equity Securities, the issuance and sale of any Securities by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the constitution of the Company nor any applicable law, regulation, order or decree in Ireland;

2.1.13	that no invitation has been or will be made by or on behalf of the Company to the public in the European Union to subscribe for any Securities in breach of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”) or any amendment or variation of the Prospectus Regulation;

2.1.14	that all necessary corporate action will be taken to authorise and approve any issuance of Securities, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.1.15	that the Non-Equity Securities to be offered and sold will be valid and binding in accordance with their terms pursuant to the applicable governing law;

2.1.16	that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto);

2.1.17	that, upon the issue of any Class B Ordinary Shares or Preferred Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the nominal value thereof; and

2.1.18	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

3.	QUALIFICATIONS

3.1	The obligations of the Company in connection with any offer, issuance and sale of any Securities:

3.1.1	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

3.1.2	will be subject to statutory limitation of the time within which proceedings may be brought;

3.1.3	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

3.1.4	may not be given effect to by an Irish court, whether or not it was applying the applicable laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

3.1.5	in the case of any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to the issue of any Class B Ordinary Shares or Preferred Shares, may be subject to applicable law or rules that damages against the Company are only available where the purchaser of such Class B Ordinary Shares or Preferred Shares rescinds such agreement; and

3.1.6	may not be given effect by an Irish court to the extent that they are to be performed in a jurisdiction outside of Ireland and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, an Irish court has inherent discretion to stay or allow proceedings in the Irish courts.

3.2	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Ireland. This opinion is to be governed by and construed in accordance with the laws of Ireland and is limited to and is given on the basis of the current law and practice in Ireland. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

3.4	We express no opinion on the indenture referenced in the Registration Statement on the basis that it is subject to the laws of the State of New York.

3.5	If the Company fails to file its accounts on or before 25th February 2024, this will be a technical breach of Irish company law. The Company will have a period of 150 days to file its accounts following 25th February 2024 to remedy this defect.

4.	OPINION

4.1	On the basis of and subject to the foregoing, we are of the opinion that:

4.1.1	Based on the Company Report, the Company is duly incorporated and existing under the laws of Ireland and designated as “Normal” as at the Certificate Date.

4.1.2	Upon the due issuance of any Class B Ordinary Shares or Preferred Shares, and payment of the consideration therefor, such Class B Ordinary Shares or Preferred Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

4.1.3	Upon the due issuance of any Non-Equity Securities by the Company and payment of the consideration therefor, such Non-Equity Securities will be validly issued and constitute legal, valid and binding obligations of the Company in accordance with the terms thereof.

4.1.4	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Andreas McConnell

PHILIP LEE

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